ENVIROSAFE CORP.

Pro Forma Condensed
Combined Financial Statements

For the three months ended March 31, 2008
and the year ended December 31, 2007

ENVIROSAFE CORP.
Pro Forma Condensed Combined Financial Statements
For the three months ended March 31, 2008 and the year ended December 31, 2007

Index to Pro Forma Condensed Combined Financial Statements

Pages

Introduction to Pro Forma Condensed Combined Financial Statements	1

Unaudited Pro Forma Condensed Combined Balance Sheet	2

Unaudited Pro Forma Condensed Combined Statement of Operations	3 - 4

Notes to Pro Forma Condensed Combined Financial Statements	5

ENVIROSAFE CORP.
Introduction to Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of ADDE Education Hldgs Limited (“ADDE”) and Guangzhou Hao Yu Educational Technology Company Limited (“Hao Yu”) by Envirosafe Corp. (“EVSF”) (the “Transaction”) on the historical financial position and results of operations of EVSF.

The pro forma balance sheet as of March 31, 2008 is based on the unaudited balance sheets of EVSF, ADDE and Haoyu as of March 31, 2008.  The pro forma statement of operations for the three months ended March 31, 2008 is based on the unaudited statements of operations of EVSF for the three months ended March 31, 2008, ADDE for the period from February 12, 2008 (date of inception) to March 31, 2008 and of Haoyu for the three months ended March 31, 2008.  The pro forma statement of operations for the year ended December 31, 2007 is based on the audited statement of operations of EVSF and Haoyu.  As ADDE was incorporated on February 12, 2008, the financial data of the statement of operations of ADDE for the year ended December 31, 2007 were reported nil.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and for the year ended December 31, 2007 assume that the Transaction was consummated on January 1, 2007. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 assumes the Transaction was consummated on that date.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what the financial position or results of operations of EVSF would have been had the Transaction occurred as of the dates indicated, nor is it indicative of the future financial position or results of operations for any period of EVSF.

The pro forma adjustments are based upon available information and certain assumptions that the management of EVSF believes are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of EVSF, ADDE and Haoyu.

ENVIROSAFE CORP.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2008
(Stated in US Dollars)

	EVSF	ADDE	Haoyu
	As of	As of	As of			Pro forma
	March 31,	March 31,	March 31,	Pro forma		combined
	2008	2008	2008	adjustment		total
ASSETS

Current assets:
Cash and cash equivalents	$-	$13,532	$35,758			$49,290
Trade receivables	-	-	483,094			483,094
Other receivables and prepayments	-	16,133	225,358			241,491
Inventories	-	-	280,837			280,837

Total current assets	-	29,665	1,025,047			1,054,712
Property, plant and equipment, net	-	-	79,603			79,603

Total assets	$-	$29,665	$1,104,650			$1,134,315

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$-	$-	$783			$783
Other payables and accrued expenses	10,000	-	155,837			165,837
Amount due to a director	-	31,413	83,126			114,539
Income tax payable	-	-	129,514			129,514

Total current liabilities	10,000	31,413	369,260			410,673

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred stock, $.0001 par, 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2008 and 1,350,000 subsequent to	-	-	-	135	B	135
Common stock, $.0001 par, 500,000,000 shares authorized, 2,141,375 shares issued and outstanding at March 31, 2008 and 22,141,375 subsequent to	214	1,351	-	649	B	2,214
Registered and paid-up capital	-	-	120,801	(120,801)	A	-
Additional paid-in capital	2,312,230	-	-	(2,205,526)	A,B	106,704
Statutory and other reserves	-	-	42,468			42,468
Accumulated other comprehensive income	-	-	66,704			66,704
(Accumulated deficit) retained earnings	(2,322,444)	(3,099)	505,417	2,325,543	A	505,417

Total stockholders’ (deficit) equity	(10,000)	(1,748)	735,390			723,642

Total liabilities and stockholders’ (deficit) equity	$-	$29,665	$1,104,650			$1,134,315

ENVIROSAFE CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2008
(Stated in US Dollars)

	EVSF	ADDE	Haoyu
	Three months	Three months	Three months	Pro forma
	ended March 31,	ended March 31,	ended March 31,	combined
	2008	2008	2008	total

Sales	$-	$-	$1,002,654	$1,002,654
Cost of goods sold	-	-	(496,021)	(496,021)

Gross profit	-	-	506,633	506,633

Operating expenses
General and administrative expenses	-	3,099	49,400	52,499
Research and development expenses	-	-	17,076	17,076
Selling expenses	-	-	15,624	15,624

Total operating expenses	-	3,099	82,100	85,199

Net operating (loss) income		(3,099)	424,533	421,434

Other income
Subsidy income from the PRC authorities
for general operations	-	-	97,261	97,261
Interest income	-	-	164	164
Other income	-	-	18,174	18,174

Total other income	-	-	115,599	115,599

(Loss) income before income taxes	-	(3,099)	540,132	537,033
Income taxes	-	-	(120,728)	(120,728)

Net (loss) income	$-	$(3,099)	$419,404	$416,305

Pro forma (loss) income per share	-	$(0.31)	N/A	$.02

ENVIROSAFE CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2007
(Stated in US Dollars)

	EVSF	ADDE	Haoyu
	Year ended	Year ended	Year ended	Pro forma
	December 31,	December 31,	December 31,	combined
	2007	2007	2007	total

Sales	$-	$-	$1,056,602	$1,056,602
Cost of goods sold	-	-	(845,611)	(845,611)

Gross profit	-	-	210,991	210,991

Operating expenses
General and administrative expenses	233,606	-	140,639	374,245
Research and development expenses	-	-	121,346	121,346
Selling expenses	-	-	104,561	104,561

Total operating expenses	233,606	-	366,546	600,152

Net operating loss	(233,606)	-	(155,555)	(389,161)

Other income
Subsidy income from the PRC authorities
for general operations	-	-	39,847	39,847
Interest income	-	-	130	130
Other income	-	-	6,823	6,823

Total other income	-	-	46,800	46,800

Income before income taxes	-	-	(108,755)	(108,755)
Income taxes	-	-	(4,823)	(4,823)

Net loss	(233,606)	$-	$(113,578)	$(347,184)

Pro forma loss per share	$(.16)	N/A	N/A	$(.02)

ENVIROSAFE CORP.
Notes to Pro Forma Condensed Combined Financial Statements

A = On March 4, 2008, EVSF entered into a Plan of Exchange with ADDE and filed an 8-K. The ADDE stockholders acquired the majority of the outstanding common stock of EVSF. The transaction is accounted for as a reverse purchase acquisition/
merger wherein ADDE is the accounting acquirer and EVSF is the legal acquirer. Accordingly, the accounting acquirer records the assets purchased and liabilities assumed as part of the merger and the entire stockholders equity section of the legal acquirer is eliminated with negative book value acquired offset against the paid in capital of the accounting acquirer.

B = To subsequently record 1,350,000 new preferred shares and 20,000,000 new common shares issued to ADDE shareholders per 8-K above.